Exhibit 99.2

Sabinal Energy Operating, LLC and Subsidiaries

Consolidated Balance Sheets

	June 30, 2025	December 31,
(in thousands of dollars)	(Unaudited)	2024
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,616	$2,782
Accounts receivable	34,416	32,832
Prepaid expenses and other current assets	6,486	6,964
Derivative assets, current	11,949	4,678
Total current assets	56,467	47,256
OIL AND GAS PROPERTIES, SUCCESSFUL EFFORTS
Proved properties	1,006,804	983,552
Unproved properties	35,880	38,640
Total oil and gas properties	1,042,684	1,022,192
Less accumulated depletion, depreciation, and amortization	353,853	327,953
Total oil and gas properties, net	688,831	694,239
LONG TERM ASSETS
Other property, plant, and equipment, net	2,225	2,270
Derivative assets, non current	10,017	7,517
Right-of-use assets	1,996	2,901
Deferred financing costs, net	3,034	3,825
Total long term assets	17,272	16,513
TOTAL ASSETS	$762,570	$758,008

LIABILITIES AND MEMBERS' CAPITAL
CURRENT LIABILITIES
Accounts payable	$5,025	$19,430
Revenue payable	10,714	11,618
Derivative liabilities, current	1,378	6,940
Lease liability, current	865	1,823
Accrued expenses	23,114	21,926
Asset retirement obligations, current	3,004	3,004
Total current liabilities	44,100	64,741
LONG-TERM LIABILITIES
Revolving credit facility	155,000	171,000
Asset retirement obligations, non current	95,988	94,032
Derivative liabilities	1,370	3,250
Lease liabilities, non current	1,474	1,474
Total long-term liabilities	253,832	269,756
MEMBERS' CAPITAL	464,638	423,511
TOTAL LIABILITIES AND MEMBERS' CAPITAL	$762,570	$758,008

The Notes to Consolidated Financial Statements are an integral part of these statements.

Sabinal Energy Operating, LLC and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

(in thousands ofdollars)	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
REVENUE
Oil sales	$62,920	$82,356	$132,463	$157,787
Natural gas sales	55	(23)	493	223
Natural gas liquids sales	930	719	2,038	1,217
Total revenue	63,905	83,052	134,994	159,227
OPERATING EXPENSES
Lease operating expenses	17,128	15,884	33,898	31,563
Workover expenses	5,888	8,299	10,761	17,077
Depletion, depreciation, and amortization	13,395	13,158	26,516	25,516
Production tax	6,003	6,737	12,050	12,625
Accretion expenses	1,364	1,321	2,706	2,622
Exploration and abandonment expenses	225	256	437	720
General and administrative expenses	3,797	3,772	7,461	7,846
Total operating expenses	47,800	49,427	93,829	97,969
Income from operations	16,105	33,625	41,165	61,258
OTHER INCOME (EXPENSES)
Interest expense	(4,234)	(5,021)	(8,374)	(10,161)
Loss on settlement of asset retirement obligations	(1,228)	(719)	(614)	(719)
Realized and unrealized (loss) gain on derivatives	16,090	(2,368)	17,851	(33,982)
Gain on sale of properties	-	-	2,996	-
Other income (expense)	787	(14)	992	415
Total other income (expenses)	11,415	(8,122)	12,851	(44,447)
Income before taxes	27,520	25,503	54,016	16,811
Tax expense	-	-	400	400
NET INCOME	$27,520	$25,503	$53,616	$16,411

The Notes to Consolidated Financial Statements are an integral part of these statements.

Sabinal Energy Operating, LLC and Subsidiaries
Consolidated Statements of Members’ Capital
(Unaudited)

(in thousands of dollars)	Members' Capital
BALANCE, at January 1, 2024	$369,164
Dividends	(4,995)
Share-based compensation	3
Net loss	(9,092)
BALANCE, at March 31, 2024	355,080
Dividends	(4,995)
Share-based compensation	2
Net income	25,503
BALANCE, at June 30, 2024	$375,590
BALANCE, at January 1, 2025	$423,511
Dividends	(12,489)
Net income	26,096
BALANCE, at March 31, 2025	437,118
Net income	27,520
BALANCE, at June 30, 2025	$464,638

The Notes to Consolidated Financial Statements are an integral part of these statements.

Sabinal Energy Operating, LLC and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

(in thousands of dollars)	Six months ended June 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$53,616	$16,411
Adjustments to reconcile net income to net
cash provided by operating activities
Amortization of deferred financing costs	791	791
Accretion of asset retirement obligations	2,706	2,622
Settlement of asset retirement obligations	(750)	(505)
Amortization of operating leases in excess of cash paid	274	254
Share-based compensation	-	5
Depletion, depreciation, and amortization	26,516	25,515
Unrealized gain on derivative instruments	(17,213)	9,602
Changes in operating assets and liabilities
Accounts receivable	(1,584)	(4,178)
Prepaid expenses and other current assets	478	261
Accounts payable	(14,405)	(10,875)
Revenue payable	(904)	1,373
Accrued expenses	(3,113)	(132)
Lease liabilities	(836)	(725)
Net cash provided by operating activities	45,576	40,419
CASH FLOWS FROM INVESTING ACTIVITIES
Development of oil and natural gas properties	(16,191)	(29,267)
Net cash used in investing activities	(16,191)	(29,267)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from revolving credit facility	56,000	89,000
Payments on revolving credit facility	(72,000)	(90,000)
Payments on finance leases	(62)	(65)
Dividends	(12,489)	(9,990)
Net cash used in financing activities	(28,551)	(11,055)
Net change in cash and cash equivalents	834	97
CASH AND CASH EQUIVALENTS, beginning of period	2,782	4,980
CASH AND CASH EQUIVALENTS, end of period	$3,616	$5,077
SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid for interest	$7,206	$9,015
SUPPLEMENTAL DISCLOSURES OF NON-CASH ITEMS
Capital expenditures in accounts payable and accrued expenses	$4,301	$8,874
Finance lease liabilities	$61	$64

The Notes to Consolidated Financial Statements are an integral part of these statements.

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Organization and Business Operations

Sabinal Energy Operating, LLC and Subsidiaries (the Company), a Delaware limited liability company, was formed on July 11, 2017. The Company’s activities include acquiring and developing large, long-life producing oil and natural gas assets in the Permian Basin in western Texas.

The Company is controlled by Sabinal Energy, LLC, in its capacity as the sole member of the Company (the Member). The Company is a limited liability company (LLC). As an LLC, the amount of loss at risk for each individual member is limited to the amount of capital contributed to the LLC. The term of the Company is to continue until it is dissolved and terminated in accordance with the terms of the Agreement.

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Sabinal Energy Operating, LLC and the accounts of the Company’s two wholly owned subsidiaries: Sabinal Resources, LLC, and Sabinal CBP, LLC (collectively, the Company). All intercompany transactions are eliminated in consolidation.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivables, accounts payables and accrued expenses, derivatives, and revolving credit facility. The carrying amounts of the Company’s financial instruments other than derivatives and long-term debt approximate fair value because of the short-term nature of the items. Derivatives are recorded at fair value. The carrying value of the Company’s debt approximates fair value because the credit facility’s variable interest rate resets frequently and approximates current market rates available to the Company.

Cash and Cash Equivalents

Cash and cash equivalents include cash and all highly liquid investments with maturities, at the date of purchase, of three months or less. At times, the amount of cash and cash equivalents on deposit in financial institutions exceeds federally insured limits. Management monitors the soundness of the financial institutions and believes the Company’s risk is negligible.

Accounts Receivable

Accounts receivable consists of oil and natural gas revenues that are uncollateralized and due under normal trade terms, generally requiring payment within 60 days of sale. The Company adheres to Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) No. 2016-13: Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (ASC 2016-13) and its subsequent amendments (collectively, ASC Topic 326), which requires that financial assets measured at cost be presented at the net amount expected to be collected. Management reviews receivables periodically and reduces the carrying amount by a valuation allowance that reflects management’s best estimate of the amount that may not be collectible. The Company has no allowances for expected credit losses or uncollectable accounts receivable as of June 30, 2025 and December 31, 2024.

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Oil and Natural Gas Properties

The Company uses the successful efforts method of accounting for its oil and gas exploration and production activities. Costs incurred by the Company related to the acquisition of oil and gas properties and the cost of drilling development wells and successful exploratory wells are capitalized, while the costs of unsuccessful exploratory wells are expensed when determined to be unsuccessful. Costs incurred to maintain wells and related equipment, lease and well operating costs and other exploration costs, such as geological and geophysical are charged to expense as incurred. Gains and losses arising from sales of properties are generally included as operating income or expense.

The Company records depletion, depreciation, and amortization of capitalized costs of proved oil and natural gas properties using the unit-of-production method. Capitalized costs of proved mineral acquisition interests are depleted over total estimated proved reserves, and capitalized costs to drill and complete wells and related equipment and facilities are depreciated over estimated proved developed reserves.

Capitalized costs are evaluated for impairment in accordance with FASB ASC Topic 360, Accounting for the Impairment or Disposal of Long-Lived Assets, whenever events or changes in circumstances indicate that an asset's carrying amount may not be recoverable.

To determine if a depletable unit is impaired, the carrying value of the depletable unit is compared to the undiscounted future net cash flows by applying management's estimates of future oil and gas prices to the estimated future production of oil and gas reserves over the economic life of the property and deducting future costs. Future net cash flows are based upon reservoir engineers' estimates of proved reserves. For a property determined to be impaired, an impairment loss equal to the difference between the carrying value and the estimated fair value of the impaired property will be recognized. Fair value, on a depletable unit basis, is estimated to be the present value of the aforementioned expected future net cash flows. Each part of this calculation is subject to a large degree of judgment, including the determination of the depletable units’ estimated reserves, future net cash flows, and fair value. There were no impairments on proved properties recognized for the three and six month periods ended June 30, 2025 and 2024.

Unproved oil and natural gas properties are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance. Unproved oil and gas leases are generally for a term of three to five years. In most cases, the term of the unproved leases can be extended by option payments to extend the leases, meeting contractual drilling obligations or by producing reserves on the leases. As properties are evaluated through exploration, they will be included in the amortization base. Unproved properties are assessed periodically to determine whether they have been impaired. The prospects and their related costs are evaluated individually. There were no impairments on unproved properties for the three and six month periods ended June 30, 2025 and 2024.

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Other Property, Plant, and Equipment

The Company records other property, plant, and equipment at cost and depreciates them on a straight-line basis over the individual asset’s estimated useful life, which ranges from 1-10 years, once placed in service. Other property, plant and equipment consisted of the following at June 30, 2025 and December 31, 2024 (in thousands):

	June 30, 2025	December 31, 2024
Other property, plant, and equipment
Gathering lines	$7,224	$7,224
Buildings	2,577	2,577
Other property, plant, and equipment	5,571	5,571
Total	15,372	15,372
Accumulated depletion, depreciation, and amortization	(13,147)	(13,102)
Other property, plant, and equipment, net	$2,225	$2,270

Depreciation expense for property, plant, and equipment amounted to $0.03 million and $0.04 million for the three and six months ended June 30, 2025, respectively, and $0.31 million and $0.61 million for the three and six months ended June 30, 2024, respectively.

Asset Retirement Obligation

Asset retirement obligations (ARO) consist of future plugging and abandonment expenses on oil and natural gas properties. The Company records the estimated fair value of its ARO when the related wells are acquired or once a new well is placed on production with a corresponding increase in the carrying amount of oil and natural gas. The liability is accreted to its present value each period. Management estimates the fair value of additions to the asset retirement obligation liability using a valuation technique that converts future cash flows to a single discounted amount. Significant inputs to the valuation include: (i) estimated plug and abandonment cost per well based on management’s experience; (ii) estimated remaining life per well; and (iii) the Company’s credit-adjusted risk-free rate. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized.

Revenue Recognition

The Company accounts for revenues under FASB ASC Topic 606, Revenue from Contracts with Customers (ASC Topic 606). The Company recognized revenues from the sales of oil, natural gas, and natural gas liquids to its customers and presents them as individual line items on the Company’s consolidated statements of operations. All revenues are recognized in Texas and New Mexico.

The Company enters into contracts with customers to sell its oil, natural gas, and natural gas liquid production. Revenue on these contracts is recognized in accordance with the five-step revenue recognition model prescribed in ASC Topic 606. Specifically, revenue is recognized when the Company’s performance obligations under these contracts are satisfied, which generally occurs with the transfer of control of the oil and natural gas to the purchaser. Control is generally considered transferred when the following criteria are met: (i) transfer of physical custody, (ii) transfer of title, (iii) transfer of risk of loss, and (iv) relinquishment of any repurchase rights or other similar rights. Given the nature of the products sold, revenue is recognized at a point in time based on the amount of consideration the Company expects to receive in accordance with the price specified in the contract. Consideration under the oil and natural gas marketing contracts is typically received from the purchaser one to two months after production.

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Crude Oil

The Company sells its crude oil production at the wellhead or further downstream at a contractually specified delivery point. Revenue is recognized when control transfers to the customer based on contract terms which reflect prevailing market prices. Any costs incurred prior to the transfer of control, such as gathering and transportation, are recognized as operating expenses. The Company recognized revenues from oil contracts with customers of $62.92 million and $132.46 million for the three and six months ended June 30, 2025, respectively, and $82.36 million and $157.79 million for the three and six months ended June 30, 2024.

Natural Gas Liquids

The Company sells its natural gas production to customers with processing facilities, where extraction of natural gas liquids (NGL) occurs. Revenue is recognized upon the transfer of control to the customer at the inlet of the processing plant. The Company recognizes revenues based on contract terms which reflect prevailing market prices, with processing fees recognized as a deduction from NGL revenue. The Company recognized revenues from natural gas liquids contracts with customers of $0.93 million and $2.04 million for the three and six months ended June 30, 2025, respectively, and $0.72 million and $1.22 million for the three and six months ended June 30, 2024.

Natural Gas

The Company sells its natural gas production at the wellhead or further downstream at a contractually specified delivery point. In this case, the Company transfers title and risk of loss to the customer at the inlet of the processing plant and receives a portion of the proceeds after the customer has sold the treated product. The Company recognizes revenues when control transfers to the customer, based on the contract terms which reflect prevailing market prices.

The Company’s revenues are derived principally from uncollateralized sales to customers in the oil and natural gas industry; therefore, the Company’s customers may be similarly affected by changes in economic and other conditions within the industry.

The Company presents natural gas processing fees relating to certain processing and marketing agreements as a deduction to revenues within its consolidated statements of operations. The Company recognized revenues from natural gas contracts with customers of $0.06 million and $0.49 million for the three and six months ended June 30, 2025, respectively, and $(0.02) million and $0.22 million for the three and six months ended June 30, 2024.

The Company does not disclose the value of unsatisfied performance obligations under its contracts with customers as it applies the practical exemption in accordance with ASC 606. The exemption, as described in ASC 606-10-50-14(a), applies to variable consideration that is recognized as control of the product is transferred to the customer.

Contract Balances

Under the Company’s sales contracts, customers are invoiced once performance obligations have been satisfied, at which point, payment is unconditional. Accordingly, the Company’s product sales do not rise to contract assets or liabilities. Accounts receivable attributable to the Company’s revenue contracts with customers was $32.83 million and $31.97 million at January 1, 2025 and 2024, respectively.

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Income Taxes

The Company is organized as a limited liability company and is considered a pass-through entity for federal income tax purposes. As a result, income or losses are taxable or deductible to the members rather than at the Company level; accordingly, no provision has been made for federal income taxes in the accompanying consolidated financial statements. In certain instances, the Company is subject to state taxes on income arising in or derived from the state tax jurisdictions in which it operates.

The Company first determines whether it is more likely than not that a tax position will be sustained upon examination. If a tax position meets the more likely than not threshold, it is then measured to determine the amount of expense to record in the consolidated financial statements. The tax expense recorded would equal the largest amount of expense related to the outcome that is 50% or greater likely to occur. The Company classifies any potential accrued interest recognized on an underpayment of income taxes as interest expense and classifies any statutory penalties recognized on a tax position taken as operating expense. Management of the Company has not taken a tax position that, if challenged, would be expected to have a material effect on the consolidated financial statements as of June 30, 2025 and December 31, 2024.

The Company did not incur any penalties or interest related to its state tax returns during the three and six months ended June 30, 2025 and 2024.

Under the centralized partnership audit rules effective for tax years beginning after 2018, the Internal Revenue Service (IRS) assesses and collects underpayments of tax from the Company instead of from each member. The collection of tax from the Company is only an administrative convenience for the IRS to collect any underpayment of income taxes including interest and penalties. Income taxes on membership income, regardless of who pays the tax or when the tax is paid, is attributed to the members. Any payment made by the Company as a result of an IRS examination will be treated as a distribution from the Company to the members in the consolidated financial statements.

Deferred Tax

The Company uses the asset and liability method for accounting for margin taxes. Under this method, margin tax assets and liabilities are determined based on the differences between the consolidated financial statements carrying value of the assets and liabilities and their respective margin tax bases (temporary differences). Tax assets and liabilities are measured using the margin tax rates expected to be in effect when the temporary differences are likely to reverse. The effect of a change in tax rates on margin tax assets or liabilities is included in earnings in the period in which the change is enacted. The book value of margin tax assets is limited to the amount of tax benefit that is more likely than not to be realized in the future.

In assessing the need for a valuation allowance on the Company’s deferred tax asset, we consider whether or not it is more likely than not that some portion or all of the deferred tax assets will be realized. In making this assessment, we consider the scheduled reversal of deferred tax liabilities, available taxes in carryback periods, tax planning strategies, and projected future margin tax. If the ultimate realization of deferred tax assets is dependent on future book income, assessing the need for, or the sufficiency of, a valuation allowance requires the evaluation of all available evidence, both negative and positive, as to whether it is more likely than not that a deferred tax asset will be realized. The Company has no deferred tax asset valuation allowance as of June 30, 2025 and December 31, 2024.

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Deferred Financing Costs

Debt issuance costs consist of fees incurred to secure debt financing and are amortized over the life of the related credit facility using the straight-line method. Debt issuance costs, net were $3.03 million and $3.83 million at June 30, 2025 and December 31, 2024, respectively. Amortization of debt issuance costs totaled $0.40 million and $0.79 million for the three and six months ended June 30, 2025, respectively, and $0.40 million and $0.79 million for the three and six months ended June 30, 2024, respectively, and was recorded in interest expense in the consolidated statements of operations. Debt issuance costs are presented as a long-term asset on the consolidated balance sheets.

Commodity Derivative Financial Instruments

The Company’s derivative financial instruments are used to manage commodity price risk attributable to expected oil and gas production. While there is risk the financial benefit of rising oil and gas prices or declining interest rates may not be captured, the Company believes the benefits of stable and predictable cash flows outweigh the potential risks.

The Company accounts for derivative financial instruments using fair value accounting and recognizes gains and losses in earnings during the year in which they occur. Unsettled derivative instruments are recorded in the accompanying consolidated balance sheets as either a current or non-current asset or a liability measured at its fair value. The Company only offsets derivative assets and liabilities for arrangements with the same counterparty when right of offset exists. Derivative assets and liabilities with different counterparties are recorded gross in the consolidated balance sheets. Derivative contract settlements are reflected in operating activities in the accompanying consolidated statements of cash flows.

The Company uses certain pricing models to determine the fair value of its derivative financial instruments. Inputs to the pricing models include publicly available prices and forward price curves generated from a compilation of data gathered from third parties.

Company management validates the data provided by third parties by understanding the pricing models used, obtaining market values from other pricing sources, analyzing pricing data and confirming that those securities trade in active markets. See further disclosure regarding commodity hedging at Note 9.

Leases

The Company accounts for leases in accordance with FASB ASC Topic 842, Leases, (ASC Topic 842), which requires lessees to recognize operating and finance leases with terms greater than 12 months on the consolidated balance sheets. The Company evaluates a contractual arrangement at its inception to determine if it is a lease or contains an identifiable lease component. Certain leases may contain both lease and non-lease components together and accounts for the arrangement as a single lease.

Certain assumptions and judgements are made by the Company when evaluating a contract that meets the definition of a lease under ASC Topic 842, which include those to determine the discount rate and lease term. Unless implicitly defined, the Company determines the present value of the future lease payments using the risk-free rate option. The Company evaluates each contract containing a lease arrangement at inception to determine the length of the lease term when recognizing a right-of-use asset and corresponding lease liability. The Company excludes from the consolidated balance sheets leases with terms that are less than one year.

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

The Company’s leases generally have remaining terms of one to ten years, and typically include one or more renewal options, with renewal terms that can generally extend the lease term. The exercise of lease renewal options is at the Company’s sole discretion. The Company includes options to renew in the expected term when they are reasonably certain to be exercised. The depreciable life of assets and leasehold improvements are limited by the expected lease term.

Right of use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the leases. Right of use assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. If a lease does not have a stated or implicit discount rate, the Company will use its incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. Right of use assets are amortized on a straight-line basis over the lease term.

The leases typically contain rent escalations over the lease term. The Company recognizes expense for these leases on a straight-line basis over the lease term. Additionally, tenant incentives used to fund leasehold improvements are recognized when earned and reduce the right of use asset related to the lease. These tenant incentives are amortized as reduction of rent expense over the lease term. The lease agreements do not contain any material residual value guarantees or material restrictive covenants.

The Company has certain non-real estate leases that are accounted for as finance leases under ASC 842, which is similar to the accounting for capital leases under the previous standard.

Note 3. Fair Value Measurements

The Company has determined the fair value of certain assets and liabilities through application of FASB ASC Topic 820, Fair Value Measurements and Disclosures (ASC Topic 820). Under ASC 820, fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure the fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.

ASC Topic 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 inputs) and the lowest priority to unobservable inputs (Level 3 inputs). The three levels of the fair value hierarchy under ASC Topic 820 are described below:

Level 1 inputs	Unadjusted, quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is defined as a market where transactions for the financial instrument occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 inputs	Inputs, other than quoted prices in active markets, which are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 inputs	Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable. Valuation under Level 3 generally involves a significant degree of judgement. Because of the inherent uncertainty of valuation, those estimated values may be materially higher or lower than the values that would have been used had a ready market for the asset or liability existed.

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Valuation techniques utilized to determine fair value are consistently applied. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The Company uses fair value to measure certain assets and liabilities on a recurring basis and on a nonrecurring basis.

The following table presents information about the Company’s assets and liabilities measured at fair value on a recurring basis and the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value as of June 30, 2025 and December 31, 2024 (in thousands):

	As of June 30, 2025
	Level 1	Level 2	Level 3	Total
Assets
Commodity hedges, current	$-	$11,949	$-	$11,949
Commodity hedges, non current	-	10,017	-	10,017
Total assets	$-	$21,966	$-	$21,966
Liabilities
Commodity hedges, current	$-	$1,378	$-	$1,378
Commodity hedges, non current	-	1,370	-	1,370
Total liabilities	$-	$2,748	$-	$2,748

	As of December 31, 2024
	Level 1	Level 2	Level 3	Total
Assets
Commodity hedges, current	$-	$4,678	$-	$4,678
Commodity hedges, non current	-	7,517	-	7,517
Total assets	$-	$12,195	$-	$12,195
Liabilities
Commodity hedges, current	$-	$6,940	$-	$6,940
Commodity hedges, non current	-	3,250	-	3,250
Total liabilities	$-	$10,190	$-	$10,190

Fair Value on a Nonrecurring Basis

Asset Retirement Obligation

The asset retirement obligation estimates are derived from historical costs and management's expectation of future cost environments and, therefore, the Company has designated these liabilities as Level 3 measurements. The significant inputs to this fair value measurement include estimates of plugging, abandonment and remediation costs, well life, inflation and credit-adjusted risk-free rate. See Note 5 for a reconciliation of the beginning and ending balances of the liability for the Company's asset retirement obligations.

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 4. Revolving Credit Facility

On July 1, 2019, the Company entered into a new revolving credit agreement with a commercial bank for a credit facility of up to $750,000,000. At June 30, 2025 and December 31, 2024, the borrowing base under the credit agreement is $290 million. The credit agreement was amended in June 2023 with adjustments to certain terms and adjusting the Alternate Base Rate to include SOFR.

The credit agreement provides that the borrowing base under the facility is to be redetermined biannually based on the oil and natural gas reserves of the Company. The first such scheduled redetermination occurred on September 1, 2023, and thereafter shall occur biannually on March 1st and September 1st of each year beginning on March 1, 2024. Borrowings are secured by the Company’s oil and natural gas properties and bear interest at the option of the Company at the Alternate Base Rate, which is the highest of the Prime Rate, the Federal Funds Effective Rate plus 0.50% and the Adjusted term SOFR for a one month tenor in effect on such day plus 1.0%. The Alternate Base Rate advance margins range from 2.00% for outstanding loan balances less than 25% of the borrowing base up to 3.00% for outstanding loan balances greater than 90% of the borrowing base. The SOFR rate advance margins range from 3.00% for outstanding loan balances less than 25% of the borrowing base up to 4.00% for outstanding loan balances greater than 90% of the borrowing base. As of June 30, 2025 and December 31, 2024, the Company had $155 million and $171 million drawn on the revolving credit agreement at a weighted average interest rate of 7.93% and 8.049%respectively. The Company’s revolving credit agreement matures on June 1, 2027.

The Company is subject to certain restrictive financial and non-financial covenants under the Loan. The financial covenants include a minimum current and consolidated total leverage ratio.

The Company incurred commitment fees of $0.48 million and $0.49 million associated with the unused portion of the borrowing base under the facility as of June 30, 2025 and December 31, 2024, respectively.

Note 5. Asset Retirement Obligations

The following is a summary of the activity for asset retirement obligations as of June 30, 2025 and December 31, 2024 (in thousands):

	June 30, 2025	December 31, 2024
Asset retirement obligations, beginning of period	$97,036	$92,995
Liabilities incurred/assumed	-	85
Settlement of asset retirement obligations	(750)	(1,358)
Accretion expense	2,706	5,314
Asset retirement obligations, end of period	$98,992	$97,036

Changes in estimates are determined based on several factors, including updating abandonment cost estimates using recent actual costs for abandonment activity, credit-adjusted risk-free discount rates, economic well life estimates and forecast timing of abandoning wells. Based on the expected timing of payments, the Company recorded $3.0 million as a current liability in the consolidated balance sheets as of June 30, 2025 and December 31, 2024. The Company recorded a long-term liability of $95.99 million and $94.03 million in the consolidated balance sheets as of June 30, 2025 and December 31, 2024, respectively.

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 6. Oil and Gas Properties

Capitalized costs related to the Company’s oil and gas producing activities and the related amount of accumulated depletion, depreciation, and amortization as of June 30, 2025 and December 31, 2024, are as follows (in thousands):

	June 30, 2025	December 31, 2024
Oil and Natural Gas properties
Proved	$1,006,804	$983,552
Unproved	35,880	38,640
Total Oil and Gas properties	1,042,684	1,022,192
Accumulated depletion, depreciation, and amortization	(353,853)	(327,953)
Oil and natural Gas properties, net	$688,831	$694,239

Depletion, depreciation and amortization expense related to oil and gas properties was $13.1 million and $25.9 million for the three and six months period ended June 30, 2025, respectively, and $12.6 million and $24.4 million for the three and six months period ended June 30, 2024, respectively.

Note 7. Profit Units

The Company established a Series B Profits Units Award Plan (the Plan) to provide economic incentives to certain of its employees for providing services to the Company and its subsidiaries. Distributions are allocated to the Company’s Series A Units and Series B Profit Units according to a waterfall stipulated in the Company’s LLC Agreement. The Company is authorized to issue up to 6,000,000 Profits Units of which none were granted in 2024 and 2023.

As of June 30, 2025 and December 31, 2024, a total of 4,099,295, Series B Profits Units are outstanding.

The Company’s Series B Profit Units are deemed to be a substantive class of equity and are accounted for as shared-based compensation under ASC 718, Share-Based Compensation. The Series B Profit Units are subject to service vesting conditions and vest only to the extent a person issued such Series B Profit Units continues to provide services to or remain employed by the Company through the applicable vesting periods. The Series B Profit Units are divided into two tranches including “Time Vesting Units” and “Exit Vesting Units” representing 70% and 30% of the granted units, respectively. The Time Vesting Units are subject to graded vesting over five years or are accelerated upon a Change of Control or sale of the Company (Exit Event), and the Exit Vesting Units become vested in full upon the earlier of an Exit Event or Qualified Initial Public Offering. In case of termination for any reason other than cause, Series B Profits Units holders’ vested units remain outstanding and eligible for distributions, subject to a repurchase option by the Company at a price equal to fair market value, while the Series B Profits Units holders’ unvested units are forfeited for no consideration. The Company has elected to account for forfeitures as they occur. Compensation expense is recorded as the units are earned over time, with the offset to additional paid-in capital. The Company incurred shared-based compensation expense of $0 for the three and six months period ended June 30, 2025, and $0.005 million for the three and six months period ended June 30, 2024. This expense is presented within general and administrative expenses in the Company’s consolidated statements of operations.

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

The Company uses the Black Scholes option pricing method to estimate the fair value of the Series B Profits Units. The risk-free rate was based on the U.S. Treasury yield curve in effect at the end of each reporting period commensurate with the Series B Profits Units’ estimated time horizon. Expected volatilities are based on historical equity volatilities of comparable companies in the oil and natural gas industry. At June 30, 2025 and December 31, 2024, the remaining unamortized incentive compensation was approximately $0.

Note 8. Commodity Derivative Financial Instruments

The Company uses derivative financial instruments to manage its exposure to commodity price volatility, support the Company’s capital budget and expenditure plans and support the economics associated with acquisitions by stabilizing cash flows.

The Company does not enter into derivative instruments for speculative or trading purposes. The Company accounts for derivatives in accordance with FASB ASC Topic 815, Accounting for Derivative Instruments and Hedging Activity (as amended) (ASC Topic 815). Currently, the Company does not designate its derivative instruments to qualify for hedge accounting. Accordingly, the Company reflects changes in the fair value of its derivative instruments in its consolidated statements of operations as they occur.

Commodity derivative instruments may take the form of collars, swaps or other derivatives indexed to WTI, NYMEX or other commodity price indexes. Volumes hedged through derivative instruments cannot exceed total production volumes due to lending covenants and are expected to have a reasonable correlation between price movements in the futures market and the spot markets where the Company’s production is sold and are authorized by the Board of Managers. Derivatives are expected to be realized as related production occurs but may be terminated earlier if anticipated downward price movement occurs or if the Company believes the potential for such movement has abated.

The Company’s crude oil derivative positions consist of fixed-price swaps, collars, and physical basis swaps. Fixed price swaps are designed so that the Company receives or makes payments based on a differential between fixed and variable prices for crude oil and natural gas. Collars are designed so that the Company pays the counterparty if the market price exceeds the ceiling price and the counterparty pays the Company if the market price is below the floor on a notional volume. Basis swap contracts guarantee a price differential between NYMEX prices for crude oil and natural gas and the Company’s physical pricing points.

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

The periods covered, notional amounts, fixed price and related commodity pricing index of the Company’s outstanding crude oil derivative contracts as of June 30, 2025 and December 30, 2024, are set forth in the table below (in thousands).

June 30, 2025
Crude Oil
Period	Volume BBLs	Average Contract Price	Asset / (Liability)
NYMEX Swaps
07/01/2025 - 12/31/2025	92	$57.55	(461)
07/01/2025 - 12/31/2025	92	67.50	443
07/01/2025 - 12/31/2025	92	70.05	674
07/01/2025 - 12/31/2025	92	71.50	806
01/01/2026 - 12/31/2026	183	70.30	1,566
01/01/2026 - 12/31/2026	183	70.45	1,592
01/01/2026 - 06/30/2026	91	70.20	513
07/01/2025 - 12/31/2025	92	70.00	670
01/01/2026 - 06/30/2026	91	67.06	503
01/01/2026 - 06/30/2026	91	67.90	577
07/01/2025 - 12/31/2025	92	70.20	688
01/01/2026 - 06/30/2026	91	67.70	559
07/01/2025 - 12/31/2025	92	72.50	896
07/01/2026 - 12/31/2026	92	70.15	768
01/01/2026 - 12/31/2026	183	69.31	1,394
07/01/2026 - 12/31/2026	92	79.39	801
01/01/2027 - 06/31/2027	181	65.35	647
01/01/2027 - 06/31/2027	181	65.92	744
01/01/2027 - 06/31/2027	199	$66.18	866
	Total NYMEX swaps		14,246

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Collars
07/01/2025 - 12/31/2025	92	57.50-64.50	(87)
07/01/2025 - 12/31/2025	92	57.50-67.54	8
07/01/2025 - 12/31/2025	92	55.00-78.15	82
07/01/2025 - 12/31/2025	92	55.00-75.90	70
07/01/2025 - 12/31/2025	92	60.00-76.75	196
07/01/2025 - 12/31/2025	92	60.00-84.70	220
07/01/2025 - 12/31/2025	92	60.00-86.75	224
01/01/2026 - 12/31/2026	183	60.00-79.30	841
01/01/2026 - 06/30/2026	91	60.00-74.90	343
07/01/2025 - 12/31/2025	92	60.00-83.80	219
07/01/2026 - 12/31/2026	92	60.00-79.40	450
07/01/2026 - 12/31/2026	92	60.00-76.00	400
07/01/2026 - 12/31/2026	92	60.00-79.39	449
01/01/2027 - 06/31/2027	181	62.50-71.25	773
	Total oil collars		4,188

Crude Oil
Basis swaps
08/01/2025 - 12/31/2025	153	$1.10	80
08/01/2025 - 12/31/2025	77	1.05	36
08/01/2025 - 12/31/2025	153	1.21	97
08/01/2025 - 12/31/2025	306	1.24	205
01/01/2026 - 12/31/2026	548	1.25	96
07/01/2025 - 12/31/2025	184	1.25	90
07/01/2025 - 12/31/2025	184	1.25	90
07/01/2025 - 12/31/2025	184	$1.25	90
	Total basis swaps		784
	Total open positions		19,218

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2024
Crude Oil
Period	Volume BBLs	Average Contract Price	Asset / (Liability)
NYMEX Swaps
07/01/2025 - 12/31/2025	92	$70.50	131
01/01/2026-12/31/2026	183	69.31	489
07/01/2025 - 12/31/2025	92	67.50	(96)
01/01/2025 - 12/31/2025	183	71.50	340
01/01/2026 - 12/31/2026	183	70.30	658
01/01/2026 - 12/31/2026	91	67.18	16
01/01/2025 - 12/31/2025	183	70.20	109
01/01/2025 - 12/31/2025	91	67.70	60
01/01/2026 - 12/31/2026	91	67.90	78
01/01/2026 - 12/31/2026	183	70.00	73
01/01/2026 - 12/31/2026	183	70.45	684
01/01/2026 - 12/31/2026	91	67.06	6
07/01/2026 - 12/31/2026	92	70.15	362
01/01/2025 - 12/31/2025	183	72.50	519
01/01/2025 - 12/31/2025	183	57.55	(2,147)
01/01/2025 - 12/31/2025	91	70.35	(23)
01/01/2025 - 12/31/2025	91	69.55	(94)
07/01/2026 - 12/31/2026	92	$70.53	394
	Total NYMEX swaps		1,559

Collars
1/1/2025 - 12/1/2025	183	55.00-78.15	(129)
7/1/2025 - 12/1/2025	92	60.00-76.75	9
1/1/2026 - 6/1/2026	91	60.00-74.90	49
1/1/2025 - 12/1/2025	183	60.00-83.80	178
7/1/2025 - 12/1/2025	92	60.00-84.70	161
1/1/2025 - 12/1/2025	183	60.00-86.75	227
1/1/2026 - 12/1/2026	183	60.00-79.30	398
7/1/2026 - 12/1/2026	92	60.00-79.40	238
7/1/2026 - 12/1/2026	92	60.00-79.39	238
7/1/2025 - 12/1/2025	92	55.00-75.90	(122)
1/1/2025 - 12/1/2025	183	57.50-67.54	(1,189)
1/1/2025 - 12/1/2025	183	57.50-64.50	(830)
1/1/2025 - 6/1/2025	91	60.00-78.90	(16)
7/1/2026 - 12/1/2026	92	60.00-76.00	157
1/1/2025 - 6/1/2025	91	60.00-79.75	(6)
1/1/2025 - 6/1/2025	91	60.00-78.70	(20)
1/1/2027 - 6/1/2027	181	62.50-71.25	285
	Total oil collars		(372)

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Crude Oil
Basis swaps
2/1/2025 - 12/1/2025	334	$1.10	67
2/1/2025 - 12/1/2025	542	1.05	106
7/1/2025 - 12/1/2025	184	1.25	45
2/1/2025 - 12/1/2025	334	1.21	103
7/1/2025 - 12/1/2025	368	1.24	102
2/1/2025 - 6/1/2025	75	1.25	30
1/1/2026 - 12/1/2026	548	1.25	155
1/1/2025 - 12/1/2025	365	1.25	105
1/1/2025 - 12/1/2025	365	$1.25	105
	Total basis swaps		818
	Total open positions		2,005

The following table summarizes the location and fair value amounts of all derivative instruments in the consolidated balance sheets as well as the gross recognized derivative assets and liabilities as of June 30, 2025 and December 31, 2024 (in thousands):

Derivatives not designed as hedging contracts under ASC Topic 815	Consolidated Balance Sheet Location	Fair Value
June 30, 2025
Commodity derivatives	Derivative assets / (liability) - current	$10,571
Commodity derivatives	Derivative assets / (liability) - non current	8,647
	Total commodity derivatives	$19,218

December 31, 2024
Commodity derivatives	Derivative assets / (liability) - current	$(2,262)
Commodity derivatives	Derivative assets / (liability) - non current	4,267
	Total commodity derivatives	$2,005

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

The following table sets forth the cash settlements and non-cash fair value adjustments for derivative instruments not designated as hedges as of June 30, 2025 and December 31, 2024 (in thousands), which is presented as realized and unrealized losses on derivative contracts in the accompanying consolidated statement of operations:

Derivatives not designed as hedging contracts under ASC Topic 815	Consolidated Statement of Operations Location	Fair Value
June 30, 2025
Realized gain on hedges	Realized and unrealized (loss) gain on derivatives	$(638)
Unrealized gain on hedges	Realized and unrealized (loss) gain on derivatives	(17,213)
	Total commodity derivatives	$(17,851)

June 30, 2024
Realized loss on hedges	Realized and unrealized (loss) gain on derivatives	$24,380
Unrealized gain on hedges	Realized and unrealized (loss) gain on derivatives	9,602
	Total commodity derivatives	$33,982

Note 9. Commitments and Contingencies

Legal Matters

In the ordinary course of business, the Company may at times be subject to claims and legal actions. Management does not believe the impact of such matters will have a material adverse effect on the Company’s financial position or results of operations. The Company had no legal matters requiring specific disclosure or recognition of a liability as of June 30, 2025 and December 31, 2024.

Environmental Issues

The Company’s operations are subject to risks normally incidental to the exploration for and the production of oil and gas, including blowouts, fires, and environmental risks such as oil spills or gas leaks that could expose the Company to liabilities associated with these risks.

In the Company’s acquisition of existing or previously drilled well bores, the Company may not be aware of what environmental safeguards were taken at the time such wells were drilled or during such time the wells were operated. The Company maintains comprehensive insurance coverage that it believes is adequate to mitigate the risk of any adverse financial effects associated with these risks.

However, should it be determined that a liability exists with respect to any environmental cleanup or restoration, the liability to cure such a violation could fall upon the Company.

No claim has been made, nor is the Company aware of the assertion of any liability which the Company may have, as it relates to any environmental cleanup, restoration or the violation of any rules or regulations relating thereto. In addition, the Company is subject to extensive regulation at the federal and state levels that may materially affect its operations.

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Standby Letters of Credit

As of June 30, 2025 and December 31, 2024, the Company had $1 million in letters of credit outstanding. For these letters of credit, the Company incurred interest of $0.02 million for the three and six months ended June 30, 2025 and 2024. No amounts have been drawn under the standby letters of credit.

Performance Bonds

The Company has performance bonds with an outside operator and U.S. state and federal entities in the amount of approximately $12.66 million and $12.59 million as of June 30, 2025 and December 31, 2024, respectively. Should the Company fail to plug and abandon uneconomical wells, the Company would default on the mentioned performance bonds. Until that liability becomes probable, the amount of the performance bonds is not recognized on the Company’s consolidated balance sheets.

Operating Lease Commitments

As disclosed in Note 2, the Company leases office space set to expire on December 31, 2025. The Company is obligated to pay executory costs (real estate taxes, insurance, and repairs) on certain leases based on lessors' estimates. Due to this variability, the cash flows associated with these costs are not included in the minimum lease payments used in determining the right-of-use asset and associated lease liability. Lease expense totaled $0.29 million and $0.57 million for the three and six months ended June 30, 2025, respectively, and $0.25 million and $0.51 million for the three and six months ended June 30, 2024, respectively.

Operating lease assets and liabilities as of June 30, 2025 and December 31, 2024, are presented in the table below (in thousands):

	June 30, 2025	December 31, 2024
Right-of-use assets:
Lease assets	$1,759	$1,759
Total right-of-use asset	$1,759	$1,759
Current liabilities:
Current lease liabilities	$390	$770
Long-term liabilities:
Operating lease liabilities	-	-
Total lease liabilties	$390	$770

At June 30, 2025, the remaining lease term is 0.5 year and the risk-free rate is 5%.

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Total future minimum lease payments under ASC 842 for operating leases as of December 31, 2025 are approximated as follows (in thousands):

Year Ending December 31, 2024
2025	$390
Total minimum lease payments	390
Less current portion of capital lease obligations	390
Capital lease obligations, net of current portion	$-

Finance Leases

Certain equipment has been leased under terms which constitute a finance lease in accordance with ASC 842 (previously disclosed as a capital lease under ASC 840). The assets are amortized using the straight-line method over the term of the lease and interest expense is recognized using the effective interest method based on outstanding lease obligations. The cost of the assets capitalized under the lease agreement is as follows as of June 30, 2025 and December 31, 2024 (in thousands):

	June 30, 2025	December 31, 2024
Vehicles	$4,309	$4,309
Accumulated depreciation	(4,072)	(3,167)
Vehicles under finance leases	$237	$1,142

Note 10. Related Parties

Management Services Agreement (MSA)

The Company pays management fees to the Member, which are included in general and administrative expenses. Management fees incurred were $3.31 million and $6.58 million for the three and six months ended June 30, 2025, respectively, and $3.18 million and $6.53 million for the three and six months ended June 30, 2024, respectively.

The Company had related party payables of $4.4 million and $6.39 million as of June 30, 2025 and December 31, 2024, respectively to the Member.

Note 11. Significant Concentrations

As of June 30, 2025 and December 31, 2024, substantially all of the Company’s operations and business efforts were related to the oil and gas industry. This concentration may impact the Company’s business risk, either positively or negatively, in that commodity prices, future customers and suppliers may be similarly affected by changes in economic, political or other conditions related to the industry.

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

The Company regularly maintains cash in bank deposit accounts, which at times, may exceed federally insured limits. The Company has not experienced any losses with respect to the related risks to cash and cash equivalents and does not believe its exposure to such risk is more than nominal.

The Company had revenues from three purchasers which accounted for 83% of the six months ended June 30, 2025 and 2024 oil and gas revenues. The Company’s three main purchasers have investment-grade credit ratings. This concentration of customers may impact the Company’s overall business risk, either positively or negatively, in that these entities may be similarly affected by changes in economic or other conditions. The Company believes this risk is mitigated by the size, reputation and nature of its purchasers.

Major vendors are defined as those individually comprising more than 10% of the Company’s accounts payable. As of June 30, 2025 and December 31, 2024, the Company had no major vendor which accounted for 10% of total purchases.

Note 12. Subsequent Events

On July 10, 2025, the Company entered into an agreement with Mach Natural Resources (Mach) for the sale of its oil and gas properties in the Permian Basin for cash considerations of $200 million and 20.60 million shares of Company common stock. Upon signing, Mach paid $37.5 million as a deposit into third-party escrow accounts. The transaction is structured as the acquisition by Mach of 100% of the interest in Sabinal Energy Operating, LLC. Closing of the transaction is expected to occur in September 2025, subject to completion of various customary conditions.

The Company has evaluated subsequent events from June 30, 2025, the date of the consolidated balance sheet, through September 18, 2025, the date these consolidated financial statements were available for issuance and there were no other items to disclose.